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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                               Physiometrix Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Common Stock, $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   718928104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 15, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No. 718928104                   13G                    Page 2  of 9  Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     ProMed Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           120,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         120,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     120,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     2.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                   13G                    Page 3  of 9  Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     David B. Musket
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           150,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          120,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         150,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            120,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     270,000 (Reporting Person disclaims beneficial ownership of shares held by ProMed Partners, L.P., which represent the interests of other partners)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     4.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                   13G                    Page 4  of 9  Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Barry Kurokawa
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           25,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          120,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         25,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            120,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     145,000 (Reporting Person disclaims beneficial ownership of shares held by ProMed Partners, L.P., which represent the interests of other partners)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     2.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                   13G                    Page 5  of 9  Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:


            Physiometrix Inc.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:


            101 Billerica Avenue, North Billerica MA 01862-1256
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:


            ProMed Partners, L.P., David B. Musket and Barry Kurokawa
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:


            125 Cambridgepark Drive, Cambridge MA 02140
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:


            See pages 2, 3 and 4 of this Schedule 13G
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:


            Common Stock, $.001 par value
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:


            718928104
--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

CUSIP No. 718928104                   13G                    Page 6  of 9  Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:


     (b)  Percent of class:


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,
                see pages 2, 3 and 4

          (ii)  Shared power to vote or to direct the vote                     ,
                see pages 2, 3 and 4

          (iii) Sole power to dispose or to direct the disposition of          ,
                see pages 2, 3 and 4

          (iv) Shared power to dispose or to direct the disposition of see pages 2, 3 and 4


--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.



         Not Applicable
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not Applicable
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


         Not Applicable
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.


         See Exhibit A
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.


         Not Applicable
--------------------------------------------------------------------------------
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 718928104                   13G                    Page 7  of 9  Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        December 15, 1999
                                        ----------------------------------------
                                                        (Date)


                                        /s/ Daviv B. Musket
                                        ----------------------------------------
                                                      (Signature)


                                        Member
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               Page 8 of 9 Pages


                                Index to Exhibits


Exhibit                                                              Page No.
-------                                                              -------

Exhibit A -- Joint Filing Agreement,
dated December 15, 1999                                               9

                                                               Page 9 of 9 Pages


                                    EXHIBIT A

                             JOINT FILING AGREEMENT


     ProMed Partners, L.P., David B. Musket and Barry Kurokawa each hereby agree that the Schedule 13G to which this Exhibit is attached and any amendments thereto relating to the acquisition of shares of Common Stock of Physiometrix Inc. is filed jointly on behalf of each such person.

Dated:  December 15, 1999



                                                /s/ David B. Musket
                                       -----------------------------------------
                                                   David B. Musket



                                                 /s/ Barry Kurokawa
                                       -----------------------------------------
                                                    Barry Kurokawa



                                       PROMED PARTNERS, L.P.

                                       By:      ProMed Asset Management, L.L.C.,
                                                its General Partner


                                       By:    /s/ David B. Musket
                                            ------------------------------------
                                                Name: David B. Musket
                                                     Title: Member